Exhibit 99.1

Falcon Capital Announces Effectiveness of Registration Statement for

Proposed Business Combination with Sharecare

Special Meeting Scheduled for June 29, 2021

NEW YORK, NY, June 3, 2021 – Falcon Capital Acquisition Corp., a Delaware corporation (the “Company”) (Nasdaq: FCACU, FCAC, FCACW), announced today that its registration statement on Form S-4 (File No. 333-253113) (as amended, the “Registration Statement”), relating to the previously announced business combination (the “Business Combination”) with Sharecare, Inc. (“Sharecare”), has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) and that it has commenced mailing the definitive proxy statement/prospectus relating to the Special Meeting (the “Special Meeting”) of the Company’s stockholders to be held on June 29, 2021, in connection with the Business Combination. The proxy statement/prospectus is being mailed to the Company’s stockholders of record as of the close of business on May 10, 2021 (the “Record Date”). Notice of the Special Meeting was mailed on June 3, 2021 to stockholders of record as of the Record Date.

About Falcon Capital Acquisition Corp.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s management team is led by Alan G. Mnuchin, the founder and chief executive officer of Ariliam Group. The Company has formed an investment partnership with Eagle Equity Partners, which is a founding investor in the Company’s sponsor. For more information about the Company, please visit www.falconequityinvestors.com.

About Sharecare

Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Sharecare’s comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by the philosophy that we are all together better, Sharecare is committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. For more information about Sharecare, please visit www.sharecare.com.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company filed the Registration Statement with the SEC, which includes a proxy statement/prospectus that is both the proxy statement to be distributed to the Company’s stockholders in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Business Combination and other matters described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of the Company to be issued in the Business Combination. The Registration Statement was declared effective by the SEC on June 3, 2021 and the definitive proxy statement/prospectus and other relevant documents have been mailed to the Company’s stockholders as of the Record Date. The Company’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus included in the Registration Statement, as these materials contain important information about the parties to the Business Combination. Stockholders may also obtain copies of the proxy statement/prospectus and other documents filed with the SEC, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Falcon Capital Acquisition Corp., 660 Madison Avenue, 12th Floor, New York, New York, Attention: Alan G. Mnuchin, Chief Executive Officer and Chairman, (212) 812-7702.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the definitive proxy statement/prospectus included in the Registration Statement, and is available free of charge from the sources indicated above.

Sharecare and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Media Contacts:

ICR Westwicke

Sean Leous

Sean.leous@westwicke.com

+1646-866-4012

Sharecare

Jen Martin Hall

jen@sharecare.com

Investor Contacts:

ICR Westwicke

Bob East / Jordan Kohnstam

SharecareIR@westwicke.com

Falcon Capital

Saif Rahman

info@ariliam.com